Exhibit 99.1
STONE ENERGY CORPORATION
Announces Results of Initial Bohai Bay Well
LAFAYETTE, LA. June 9, 2006
     Stone Energy Corporation (NYSE: SGY) today announced that its first well drilled in Bohai Bay, China encountered potential oil pay in two separate intervals. The CFD No. 22-2-1 well was drilled by the operator, Kerr-McGee Corp. (NYSE: KMG), to a total depth of 9,065 feet. Subsequently, the operator performed drill stem testing and side wall core analyses on the well. The initial drill stem test in one of the zones indicated an average flow rate of approximately 700 barrels of oil per day. The possible discovery is awaiting appraisal by additional well(s) to determine if it is commercial and whether development will proceed. At that time Stone will be able to determine the course of development and the type of facilities required.
     As previously announced, Stone entered into an agreement to participate in the drilling of two exploratory wells on two offshore concessions in Bohai Bay, China. After drilling these two wells, Stone will have the option to earn interests in the two concessions, which collectively cover one million acres. The second exploratory well is expected to spud by the end of 2006.
     Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploitation, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico (“GOM”), the deep shelf of the GOM, the deep water of the GOM, several basins of the Rocky Mountains, and the Williston Basin. For additional information, contact Kenneth H. Beer, Chief Financial Officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.